Exhibit 10.3

American Apparel, Inc.
Stock Option Grant Notice
American Apparel, Inc. (the “Company”), under its 2011 Omnibus Stock Incentive Plan (the “Plan”), hereby grants to Participant an option (the “Option”) to purchase the number of shares of the Company’s Common Stock set forth below. The Option is subject to all of the terms and conditions as set forth in this notice (the “Grant Notice”), in the Option Agreement and in the Plan, both of which are incorporated herein in their entirety. Capitalized terms not explicitly defined in this Grant Notice but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in the Option Agreement and the Plan, the terms of the Plan will control.

Participant:	_____________________________________
Date of Grant:	_____________________________________
Vesting Commencement Date:	_____________________________________
Number of Shares Subject to Option:	_____________________________________
Exercise Price (Per Share):	_____________________________________
Total Exercise Price:	_____________________________________
Expiration Date:	_____________________________________
Type of Grant: ☐ Incentive Stock Option ☐ Nonstatutory Stock Option
Exercise Schedule:    Same as Vesting Schedule

Vesting Schedule:
The Option will vest over a __ year period. Subject to Participant’s Continuous Service on each vesting date, this Option will vest ______________________. Any fractional share will be rounded down to the nearest whole share.

Payment:	By one or a combination of the following items:

•	By cash, check, bank draft, electronic funds or wire transfer, or money order payable to the Company

•	Pursuant to a Regulation T Program (also called “broker assisted exercise”), if the Common Stock is publicly traded and to the extent permitted by the Company

•	By a “net exercise” arrangement, but only if this Option is a Nonstatutory Stock Option and if permitted by the Company at exercise

•	By delivery of already owned shares, if permitted by the Board at exercise

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Option Agreement and the Plan. As of the Date of Grant, this Grant Notice, the Option Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Option and supersede all prior oral and written agreements with respect to the Option, with the exception, if applicable, of any written employment agreement or offer letter agreement between the Company and Participant specifying the terms that should govern this Option. By accepting the Option, Participant consents to receive documents governing the Option by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company from time to time. This Option will automatically immediately expire if you have not accepted and agreed to the Grant Notice, this Option Agreement and the terms of the Plan on or before the date that is three (3) months after the Date of Grant, and you will have no further rights, title or interests in or to the Option or the shares underlying the Option.
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American Apparel, Inc.	Participant:

By: ________________________________ Signature	By: ____________________________________ Signature
Title: ______________________________	Date: __________________________________
Date: ______________________________

Attachments: Option Agreement, 2011 Omnibus Stock Incentive Plan

American Apparel, Inc.
Option Agreement
Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Option Agreement (this “Option Agreement”), American Apparel Inc. (the “Company”) has granted you an option (the “Option”) under its 2011 Omnibus Stock Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. However, this Option will automatically immediately expire if you have not accepted and agreed to the Grant Notice, this Option Agreement and the terms of the Plan on or before the date that is three (3) months after the Date of Grant, and you will have no further rights, title or interests in or to the Option or the shares underlying the Option.
1.    Vesting. The Option will vest as provided in your Grant Notice. Vesting will cease, in all events, on the termination of your Continuous Service after taking into account any acceleration that occurs on your termination.

2.    Number of Shares and Exercise Price. The number of shares of Common Stock subject to the Option and the exercise price per share in your Grant Notice will be adjusted for a Change in Capitalization as provided in the Plan.

3.    Exercise Restriction for Non-Exempt Employees. If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your Option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six (6) months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise the Option as to any vested portion prior to such six (6) month anniversary in the case of (i) your death or Disability or (ii) a Change in Control.

4.    Method of Payment. You must pay the full amount of the exercise price for the shares of Common Stock subject to the Option that you wish to exercise. If permitted in your grant notice, you may pay the exercise price through one or more of the following:

(a)Provided that at the time of exercise the Common Stock is publicly traded, using a program developed under Regulation T, as provided by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise,” “same day sale” or “sell to cover.”

(b)If the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable on exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price. You must submit an additional payment to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.

(c)If permitted by the Board at the time of exercise, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise the Option (or any vested portion thereof), will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. You may not exercise the Option (or any exercisable portion thereof) by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

5.    Whole Shares. You may exercise the Option (or any vested portion thereof) only for whole shares of Common Stock.

6.    Compliance with Laws. In no event may you exercise the Option (or any vested portion thereof) unless the shares of Common Stock issuable on exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act and compliant with all applicable laws. The exercise of the Option (or any vested portion thereof) also must comply with all other applicable laws and regulations governing the Option. You may not exercise the Option (or any vested portion thereof) if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treasury Regulations Section 1.40l(k)-1(d)(3), if applicable).

7.    Term. You may not exercise the Option before the Date of Grant or after the expiration of the term of the Option. The term of the Option expires, subject to the provisions of the Plan, on the earliest of the following:

(a)    immediately on the termination of your Continuous Service for Cause;

(b)    three (3) months after the termination of your Continuous Service for any reason other than for Cause, your Disability or your death (except as otherwise provided in Section 9(d) below); however, if during any part of such three (3) month period the Option is not exercisable solely because doing so would violate the registration requirements under the Securities Act, the Option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service; provided further, that if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant and (iii) you have vested in a portion of the Option at the time of your termination of Continuous Service, the Option will not expire until the earlier of (A) the later of (1) the date that is seven (7) months after the Date of Grant, and (2) the date that is three (3) months after the termination of your Continuous Service, and (B) the Expiration Date;

(c)    twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 9(d) below);

(d)    twelve (12) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(e)    the Expiration Date indicated in your Grant Notice; or

(f)    the day before the tenth (10th) anniversary of the Date of Grant.

If the Option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the date that is three (3) months before the date of the Option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of the Option under certain circumstances for your benefit but cannot guarantee that the Option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you exercise the Option more than three (3) months after the date your employment with the Company or an Affiliate terminates.
8.    Exercise.

(a)    You may exercise the vested portion of the Option during its term by (i) delivering a Notice of Exercise (in a form designated by the Company), or making the required electronic election with the Company’s electronic platform (e.g., Equity Edge) or designated broker (e.g., E*Trade), and (ii) paying the exercise price and any applicable withholding taxes to the Company’s stock plan administrator, or to such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)    By exercising the Option you agree that, as a condition to any exercise of the Option, you must enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of the Option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise or (iii) the disposition of shares of Common Stock acquired on such exercise.

(c)    If the Option is an Incentive Stock Option, by exercising the Option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued on exercise of the Option that occurs within two (2) years after the Date of Grant or within one (1) year after such shares of Common Stock are transferred on exercise of the Option.

9.    Transferability. The Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a)    Certain Trusts. On receiving written permission from the Board or its duly authorized designee, and only if doing so does not violate Code Section 409A, the incentive stock option rules (if applicable) and applicable securities laws, you may transfer the Option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the Option is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

(b)    Domestic Relations Orders. On receiving written permission from the Board or its duly authorized designee, and only if doing so does not violate Code Section 409A, the incentive stock option rules (if applicable) and applicable securities laws, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer the Option pursuant to the terms of a court approved domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-l(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to contact the Company’s Corporate Secretary regarding the proposed terms of any division of the Option prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement. If the Option is an Incentive Stock Option, the Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(c)    Beneficiary Designation. On your death, your executor or administrator of your estate will be entitled to exercise the Option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

10.    Option not a Service Contract. The Option is not an employment or service contract, and nothing in the Option, the Grant Notice, this Option Agreement or the Plan will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in the Option, the Grant Notice, this Option Agreement or the Plan will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

11.    Withholding Obligations.

(a)    At the time you exercise the Option, in whole or in part, and at any time thereafter as the Company requests, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with the exercise of the Option.

(b)    You may not exercise the Option unless the tax withholding obligations of the Company and any Affiliate are satisfied. Accordingly, you may not be able to exercise the Option when desired even though the Option is vested, and the Company will have no obligation to issue a certificate for shares of Common Stock unless such obligations are satisfied.

12.    Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the Option or your other compensation. In particular, you acknowledge that the Option is exempt from Section 409A only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the Option.

13.    Release of Claims. You acknowledge that this Option is being granted in consideration for your release of claims as set forth in this Section 13.

(a)    You, on behalf of each of your executors, administrators, trusts, heirs, assigns, agents and representatives (collectively, with me, the “Releasors”), hereby irrevocably release and forever discharge the Company and each of its subsidiaries and affiliates, and their respective predecessors, successors, heirs, assigns, employees, shareholders, officers and directors (collectively, the “Released Parties”) from any past, present and future claim, demand, right, obligation, cause of action, judgment and liability of any kind, at law or in equity, whether or not now known, that the Releasors have or may have in the future against the Released Parties relating to your employment with the Released Parties and/or your rights to receive compensation from the Released Parties (including but not limited to any rights, interests or entitlements to any shares of common stock or other equity interest in, or the grant of any equity-based or similar award or incentive with respect to, the Released Parties), based on acts, events or omissions that occurred prior to the date you are signing this Release by accepting this Option Agreement (each such claim, an “Employment Claim”). The Employment Claims include, without limitation, claims for breach of contract, claims for breach of the implied covenant of good faith and fair dealing, tort claims (including but not limited to fraud, misrepresentation, and emotional distress), and claims under foreign, United States, or local (state, provincial, city) laws (including discrimination, harassment, retaliation, misclassification, unfair business practices, attorneys’ fees, any and all claims for wages, back wages, salary, overtime pay, accrued but unused vacation pay, pension allocations, commissions, incentives, stock or stock options, bonus pay, severance pay, notice period and notice period substitution, deferred compensation payments, expenses, compensatory damages, exemplary damages, contractual obligations and all other payments, compensation, benefits, reimbursement of any kind, the U.S. Civil Rights Act of 1964 (as amended), the U.S. Civil Rights Act of 1991, the U.S. Rehabilitation Act of 1973, the U.S. Equal Pay Act, the U.S. Fair Labor Standards Act, the U.S. Fair Credit Reporting Act, the U.S. Family and Medical Leave Act, the U.S. Immigration Control and Reform Act, the U.S. Americans with Disabilities Act of 1990 (as amended), the U.S. Employee Retirement Income Security Act of 1974 (as amended), the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act).

(b)    However, the following rights or claims are not included in the Released Claims: (a) any claims for which a notice and revocation period is required (such as the U.S. Older Workers Benefit Protection Act and the U.S. Age Discrimination in Employment Act); (b) any claims for indemnification you may have under a written indemnification agreement with the Released Parties, or under the charter, bylaws or operating agreements of the Released Parties, or under applicable law; (c) any rights which cannot be waived as a matter of law; or (d) any obligations incurred under this Option Agreement.

(c)     You understand that nothing in this Option Agreement prevents you from filing, cooperating with or participating in any proceeding before the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company. However, you understand that any such filing or participation does not give you the right to recover any monetary damages against the Released Parties, because your release of claims under this Agreement bars you from recovering such monetary relief from the Released Parties.

(d)    You represent and warrant that, other than the Employment Claims, you are not aware of any claims you have or might have that are not included in this Section 13. You acknowledge that you have been advised to consult with legal counsel about this Agreement and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows: a general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor. You are aware of this code section, and so you expressly waive any rights you may have thereunder, as well as under any other statute or common law principles of similar effect.

(e)    You represent that the Released Parties have paid and/or provided all accrued, unpaid salary, wages, bonuses, commissions, vacation, paid time off, reimbursable expenses, incentives and other accrued, unpaid benefits and compensation due to you through the date of this Agreement. You also represent that neither you, nor any of the Releasors, have any lawsuits, claims, or actions pending in your name, or on behalf of any other person or entity, against the Released Parties. You represent that you do not intend to bring any claims on your own behalf or on behalf of any other person or entity against the Released Parties.

14.    Notices. Any notices provided for in the Option, this Option Agreement, the Grant Notice or the Plan will be given in writing and will be deemed effectively given on receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and the Option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting the Option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15.    Governing Plan Document. The Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In addition, the Option (and any compensation paid or shares issued under the Option) is subject to recoupment in accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or for a “constructive termination” (or similar term) under any agreement with the Company.

16.    S-8 Stock Plan Prospectus; Window Policy. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

17.    Effect on Other Employee Benefit Plans. The value of the Option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify or terminate any of the Company’s or any Affiliate’s employee benefit plans.

18.    Voting Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to the Option until such shares are issued to you. On such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in the Option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

19.    Severability. If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

20.    Miscellaneous.

(a)    The rights and obligations of the Company under the Option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)    You agree on request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Option.

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This Option Agreement, together with any appendix attached hereto that addresses local or foreign legal requirements, will be deemed to be signed by you on the signing by you of the Grant Notice to which it is attached.